Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217205, 333-187883, 333-262435) and Form S-8 (No. 333-222970) of Natural Resource Partners LP of our report dated March 7, 2024, relating to the financial statements of Sisecam Wyoming LLC, which appears in this Annual Report on Form 10-K of Natural Resource Partners LP.

/s/ BDO USA, P.C.

Charlotte, North Carolina

March 7, 2024